Exhibit 10.4

STOCK UNIT AGREEMENT

pursuant to

THE RYLAND GROUP, INC.

2008 EQUITY INCENTIVE PLAN

This STOCK UNIT AGREEMENT (the “Agreement”) is dated as of May 1, 2008, by and between The Ryland Group, Inc. (the “Corporation”), and R. Chad Dreier (the “Executive”).

NOW, THEREFORE, the Corporation and the Executive agree as follows:

1.                                       Grant of Awards.

The Corporation grants to the Executive an award of 80,000 Stock Units pursuant to Section 6 of the 2008 Equity Incentive Plan (the “Plan”) plus an amount equal to federal and state income and Medicare taxes assuming the highest marginal rate (together, the “Award”).

2.                                       Vesting of Awards.  The Award granted in Section 1 of this Agreement shall become vested and payable on May 1, 2009 (the “Vesting Date”), subject to the following conditions:

a)                                      The Corporation must generate $100 million or more of net cash provided by operating activities as contained within the Corporation’s Consolidated Statements of Cash Flows for the fiscal year 2008 (“2008 Cash Flow”).  If 2008 Cash Flow is less than $100 million, for each $1 million of net cash provided by operating activities below $100 million generated by the Corporation in fiscal year 2008, there is a corresponding reduction of one percent of the amount of the Award that will vest (e.g., if 2008 Cash Flow of $25 million is achieved, the Executive would vest in 25 percent of the Award), and the remainder of the Award shall be forfeited and cancelled.  If 2008 Cash Flow is negative, the Award shall be forfeited in its entirety.

b)                                     If the Executive vests in and receives the 2008 tranche of 40,000 Stock Units and related tax assistance pursuant to Section 5.5(b) of his Amended and Restated Employment Agreement, amended and restated as of April 20, 2005, by and between the Corporation and the Executive (the “Employment Agreement”), one-half of the Award shall be forfeited.

c)                                      If the Executive terminates employment with the Corporation voluntarily or the Executive is terminated for Cause (as defined in Section 6.5 of the Employment Agreement) prior to the Vesting Date, the Award is immediately forfeited and cancelled.  Notwithstanding the foregoing, the Award shall vest and be paid by the Corporation to the Executive upon the occurrence of a Change in Control (as defined below) or a termination by the Corporation without Cause (as defined in Section 6.4 of the Employment Agreement).

3.                                       Change in Control.

Consistent with Section 7(d) of the Plan, the Award shall vest and be immediately paid to the Executive upon the occurrence of a Change in Control (as defined below and in the Plan).  A “Change in Control” shall take place on the date of the earlier to occur of any of the following events:

a)                                      The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

b)                                     The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

c)                                      During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

d)                                     Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

For purposes of this Award, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Internal Revenue Code Section 409A.

4.                                       Payment of Stock Units.

Upon vesting of the Award in accordance with this Agreement, the number of Stock Units which become vested are paid to the Executive in an equal number of shares of Common Stock of the Corporation and, upon payment, the vested and paid Stock Units are automatically deemed fully paid and cancelled.

5.                                       Cash Dividend Equivalents.

On each cash dividend payment date with respect to Common Stock, the Executive shall receive a cash dividend equivalent payment equal to the product of (i) the per-share cash dividend amount payable with respect to each share of Common Stock on that date and (ii) the total number of Stock Units which have not been vested, paid or cancelled as of the record date corresponding to such dividend payment date.

6.                                       Delivery of Stock Certificate.

The stock certificate for shares of Common Stock issued to the Executive in payment of any vested Stock Units shall be delivered to the Executive on or about the Vesting Date.

7.                                       Rights of Executive With Respect to Stock Units.

The Executive shall have no rights as a stockholder with respect to any unvested Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment.  The Executive’s rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Corporation until the Stock Units vest and are paid to the Executive.

8.                                       Adjustments.

The number of Stock Units shall automatically adjust in accordance with, and be consistent with, the terms of any stock dividend, stock split, combination or similar transaction consistent with Section 7(c) of the Plan.

9.                                       Dispute Resolution.

Either the Executive or the Corporation may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be conducted before a panel of three arbitrators sitting in a location agreed to by the Corporation and the Executive within 50 miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction.  To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Corporation of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements.

10.                                 Award Subject to Terms and Conditions of the Plan.

The Award and all shares of Common Stock issued with respect to Stock Units are subject to the terms and conditions of the Plan, which are incorporated herein by this reference.  This Agreement is subject to the terms of the Plan, and wherever any conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

The Corporation agrees by offering this Award grant and the Executive agrees by acceptance of this Award grant that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Executive in connection with this Award grant.

THE RYLAND GROUP, INC.

By:
Robert J. Cunnion, III
Senior Vice President, Human Resources

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